UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2010

STANDARD PACIFIC CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

    On November 23, 2010, Standard Pacific Corp. (the “Company”) and MP CA Homes LLC (“MatlinPatterson”), an affiliate of MatlinPatterson Global Advisers LLC, entered into an amendment (the “Warrant Amendment”) to the Warrant to Purchase Shares of Senior Convertible Preferred Stock or Series B Junior Participating Convertible Preferred Stock, dated as of June 27, 2008 (the “Warrant”), attached as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 1, 2008.

    The original Warrant was issued on June 27, 2008 in exchange for the extinguishment of $128.5 million of the Company’s senior and senior subordinated notes then held by MatlinPatterson.  Under the terms of the original Warrant, the Warrant was exercisable from time-to-time, through June 27, 2015, for shares of Company preferred stock  (convertible into 89,400,000 shares of Company common stock) at a common stock exercise price of $4.10 per share.  Under the terms of the original Warrant, MatlinPatterson also had the option of exercising the Warrant for cash or through a cashless exercise (i.e. for no additional consideration).  As previously disclosed by the Company in its filings with the Securities and Exchange Commission, the potential dilutive common share issuances upon a cashless exercise, using an illustrative share price ranging from $4.50 per share to $10.50 per share, would have resulted in the issuance of between 7.9 million and 49.5 million additional shares of the Company’s common stock for no additional consideration.

    The Warrant Amendment made the Warrant mandatorily exercisable for 89,400,000 shares of the Company’s common stock, instead of shares of Series B Junior Participating Convertible Preferred Stock, and reduced the exercise price per share of the Company’s common stock to $2.09732.  In addition, the Warrant Amendment mandates the exercise of the Warrant in full for payment in cash of the $187.5 million exercise price for all 89,400,000 shares of the Company’s common stock, no later than the business day immediately following the earlier of (i) the consummation of the Company’s cash tender offers for any and all of the Company's 9 1/4% senior subordinated notes due April 15, 2012, 6 1/4% senior notes due April 1, 2014 and 7% senior notes due August 15, 2015 and (ii) the six month anniversary of the date of the Warrant Amendment.  MatlinPatterson also agreed not to transfer to any unaffiliated person, directly or indirectly, the Warrant or, for a period of nine months following November 23, 2010, any capital stock of the Company.  This description of the Warrant Amendment is qualified in its entirety by reference to the full text of the Warrant Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

    The Warrant Amendment was approved by a Special Committee (the “Special Committee”) of the Board of Directors of the Company composed of the Company’s non-management directors who are not affiliated with MatlinPatterson.  In connection with the transaction, Latham & Watkins LLP served as independent legal advisor to the Special Committee and Houlihan Lokey Capital, Inc. served as financial advisor to the Special Committee.

    In addition to the Warrant, MatlinPatterson is the beneficial owner of 450,829 shares of the Company’s Series B Preferred Stock, which in the aggregate currently represent 49% of the total voting power of the voting stock of the Company, and, on an as-converted basis, approximately 58.0% of the shares of common stock of the Company.  Upon exercise of the Warrant, MatlinPatterson will hold shares of the Company’s common stock and Series B Preferred Stock collectively representing, on an as-converted basis, approximately 68.8% of the shares of the Company’s common stock; however, such shares held by MatlinPatterson and its affiliates will continue, in the aggregate, to represent 49% of the total voting power of the voting stock of the Company.  Pursuant to the Stockholders Agreement between the Company and MatlinPatterson, dated June 27, 2008, MatlinPatterson also designated for election two members of the Company's Board of Directors.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Amendment No. 1 to Warrant to Purchase Shares of Senior Convertible Preferred Stock or Series B Junior Participating Convertible Preferred Stock, dated as of November 23, 2010

99.1	Press release dated November 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2010

STANDARD PACIFIC CORP.

By:	/S/ JOHN M. STEPHENS
John M. Stephens
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Amendment No. 1 to Warrant to Purchase Shares of Senior Convertible Preferred Stock or Series B Junior Participating Convertible Preferred Stock, dated as of November 23, 2010

99.1	Press release dated November 23, 2010